UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2016

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Tanguy Serra as Chief Financial Officer

On February 10, 2016, SolarCity Corporation (“SolarCity”) appointed Tanguy Serra (SolarCity’s President) as Chief Financial Officer. Mr. Serra will also serve as SolarCity’s Principal Financial and Accounting Officer.  As previously announced, following the completion of SolarCity’s 2015 financial reporting, Brad Buss resigned as SolarCity’s Chief Financial Officer. Mr. Buss will remain an employee of SolarCity through March 31, 2016, and as an advisor to SolarCity throughout the remainder of 2016.

Mr. Serra, 37, joined SolarCity in May 2013 as Executive Vice President of Operations and was promoted to Chief Operations Officer in February 2014 and President in November 2015. Prior to joining SolarCity, Mr. Serra served as Chief Executive Officer and as a member of the board of directors of Vivint Solar, Inc., a solar energy solutions company, from April 2011 until April 2013, where he oversaw both finance and operations and was responsible for raising the company’s tax equity funds. Prior to his time at Vivint, from April 2004 until September 2011, Mr. Serra served as Vice President of TPG Capital, L.P., a private equity investment firm, where he managed a number of the firm’s investments. Prior to TPG Capital, Mr. Serra held financial analyst positions with Morgan Stanley Capital Partners and Merrill Lynch. Mr. Serra holds a Bachelor’s degree in Accounting from ESCP Europe.

Mr. Serra has no family relationships with any director, executive officer, or person nominated or chosen by SolarCity to become a director or executive officer of SolarCity. Mr. Serra is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Serra will not receive any additional compensation for serving as SolarCity’s Chief Financial Officer. Mr. Serra participates in the compensation and benefit programs generally available to SolarCity employees. In addition, a company leased vehicle has been made available to Mr. Serra.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

	By:	/s/ Lyndon R. Rive
Lyndon R. Rive
Date: February 11, 2016		Chief Executive Officer